EXHIBIT 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

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Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

WRITER’S DIRECT DIAL NUMBER

(202) 274-2000

March 10, 2021

The Board of Directors

Blue Foundry Bancorp

25 Orient Way

Rutherford, New Jersey 07070

Re:	Blue Foundry Bancorp
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale of the shares of common stock, par value $0.01 per share (“Common Stock”), of Blue Foundry Bancorp (the “Company”). We have reviewed the Company’s Certificate of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion of Blue Foundry, MHC (the “Plan”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock. The opinion expressed below is limited to the laws of the State of Delaware (which includes applicable provisions of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold, and in the case of Blue Foundry charitable foundation Inc., when contributed, in accordance with the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman, PC

LUSE GORMAN, PC